Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FIRST QUARTER FISCAL 2025 RESULTS
Revenue increased 7% to $2.4 billion, or increased 8% on a constant dollar basis
Comparable sales increased 1%
Diluted EPS of $2.60
Vancouver, British Columbia – June 5, 2025 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the first quarter of fiscal 2025, which ended on May 4, 2025.
Calvin McDonald, Chief Executive Officer, stated: "In the first quarter, we achieved growth across channels, categories, and markets, including the U.S., reflecting the continued strength and agility of our business model. Additionally, guests responded well to the product innovations, newness, and brand activations we delivered around the world. As we navigate the dynamic macroenvironment, we intend to leverage our strong financial position and competitive advantages to play offense, while we continue to invest in the growth opportunities in front of us."
For the first quarter of 2025, compared to the first quarter of 2024:
•Net revenue increased 7% to $2.4 billion, or increased 8% on a constant dollar basis.
–Americas net revenue increased 3%, or 4% on a constant dollar basis.
–International net revenue increased 19%, or 20% on a constant dollar basis.
•Comparable sales increased 1%.
–Americas comparable sales decreased 2%, or 1% on a constant dollar basis.
–International comparable sales increased 6%, or 7% on a constant dollar basis.
•Gross profit increased 8% to $1.4 billion and gross margin increased 60 basis points to 58.3%.
•Income from operations increased 1% to $438.6 million and operating margin decreased 110 basis points to 18.5%.
•The effective income tax rate for the first quarter of 2025 was 30.2% compared to 29.5% for the first quarter of 2024.
•Diluted earnings per share were $2.60 compared to $2.54 in the first quarter of 2024.
•The Company repurchased 1.4 million of its shares for a cost of $430.4 million.
•The Company added three net new company-operated stores during the first quarter, ending with 770 stores.
Meghan Frank, Chief Financial Officer, stated: "We delivered first quarter revenue growth at the high end of our guidance and are pleased with the start to our second quarter. Looking ahead, we remain focused on our strategy and continue to operate with discipline as we drive the business forward. We are grateful to our teams around the world who are enabling us to deliver these consistent results."
Balance Sheet Highlights
The Company ended the first quarter of 2025 with $1.3 billion in cash and cash equivalents and the capacity under its committed revolving credit facility was $393.4 million.
Inventories at the end of the first quarter of 2025 increased 23% to $1.7 billion compared to $1.3 billion at the end of the first quarter of 2024. On a unit basis, inventories increased 16%.

2025 Outlook
For the second quarter of 2025, the Company expects net revenue to be in the range of $2.535 billion to $2.560 billion, representing growth of 7% to 8%. Diluted earnings per share are expected to be in the range of $2.85 to $2.90 for the quarter. This assumes a tax rate of approximately 30%.
For 2025, the Company continues to expect net revenue to be in the range of $11.150 billion to $11.300 billion, representing growth of 5% to 7%, or 7% to 8% excluding the 53rd week of 2024. Diluted earnings per share are now expected to be in the range of $14.58 to $14.78 for the year. This assumes a tax rate of approximately 30%.
The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and do not incorporate future unknown impacts, including tariffs and macroeconomic trends. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss first quarter results is scheduled for today, June 5, 2025, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-833-752-3550 or 1-647-846-8290, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: https://corporate.lululemon.com/investors/news-and-events/events-and-presentations. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.
Shifted Calendar for Comparable Sales
Due to the 53rd week in 2024, comparable sales are calculated on a one week shifted basis such that the 13 weeks ended May 4, 2025 is compared to the 13 weeks ended May 5, 2024 rather than April 28, 2024.
Non-GAAP Financial Measures
We report certain financial metrics on a constant dollar basis, which is a non-GAAP financial measure.
A constant dollar basis assumes the average foreign currency exchange rates for the period remained constant with the average foreign currency exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign currency exchange rates. Management uses constant currency metrics internally when reviewing and assessing financial performance.
The Company's fiscal year ends on the Sunday closest to January 31st of the following year, typically resulting in a 52-week year, but occasionally giving rise to an additional week, resulting in a 53-week year. Fiscal 2024 was a 53-week year while 2025 will be a 52-week year. The expected net revenue increase excluding the 53rd week excludes the net revenue for the

53rd week of 2024. This enables an evaluation of the expected year-over-year increase in net revenue based on 52 weeks in each year.
These non-GAAP financial measures are provided in addition to, and not a substitute for, or with greater prominence than, the corresponding financial measures calculated in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures. The Company's non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures reported by other companies.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; its highly competitive market and increasing competition; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and differentiated products; the acceptability of its products to guests; increasing costs and decreasing selling prices; its ability to accurately forecast guest demand for its products; its ability to expand in light of its limited operating experience and limited brand recognition in new international markets and new product categories; its ability to manage its growth and the increased complexity of its business effectively; changes in consumer shopping preferences and shifts in distribution channels; its leasing of retail and distribution space; its ability to attract, manage, and retain highly qualified individuals; seasonality; its ability to safeguard against security breaches with respect to its technology systems; its compliance with privacy and data protection laws; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; disruptions of its supply chain; its reliance on a relatively small number of vendors to supply and manufacture a significant portion of its products; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; fluctuating costs of raw materials; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; an economic recession, depression, or downturn or economic uncertainty in its key markets; global economic and political conditions; its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; global or regional health events such as the COVID-19 pandemic and related government, private sector, and individual consumer responsive actions; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and patents and the prevention of sale of certain products; climate change and related pressures; heightened scrutiny and legal risks from competing pressures regarding ESG; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

Contacts:
Investor Contacts:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits
1-203-682-8200

Media Contact:
lululemon athletica inc.
Madi Wallace
1-604-732-6124

lululemon athletica inc.
The fiscal year ending February 1, 2026 is referred to as "2025" and the fiscal year ended February 2, 2025 is referred to as "2024".
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	First Quarter
	2025	2024
Net revenue	$2,370,660	$2,208,891
Costs of goods sold	987,534	933,823
Gross profit	1,383,126	1,275,068
As a percentage of net revenue	58.3%	57.7%
Selling, general and administrative expenses	942,871	842,426
As a percentage of net revenue	39.8%	38.1%
Amortization of intangible assets	1,630	—
Income from operations	438,625	432,642
As a percentage of net revenue	18.5%	19.6%
Other income (expense), net	11,786	23,283
Income before income tax expense	450,411	455,925
Income tax expense	135,839	134,504
Net income	$314,572	$321,421

Basic earnings per share	$2.61	$2.55
Diluted earnings per share	$2.60	$2.54
Basic weighted-average shares outstanding	120,632	125,989
Diluted weighted-average shares outstanding	120,843	126,336

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	May 4, 2025	February 2, 2025	April 28, 2024
ASSETS
Current assets
Cash and cash equivalents	$1,325,272	$1,984,336	$1,900,672
Inventories	1,652,091	1,442,081	1,345,267
Prepaid and receivable income taxes	230,280	182,253	192,955
Other current assets	374,874	371,632	329,193
Total current assets	3,582,517	3,980,302	3,768,087
Property and equipment, net	1,846,609	1,780,617	1,561,185
Right-of-use lease assets	1,549,401	1,416,256	1,263,749
Goodwill and intangible assets, net	178,001	171,191	23,992
Deferred income taxes and other non-current assets	274,015	254,926	211,482
Total assets	$7,430,543	$7,603,292	$6,828,495
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$303,975	$271,406	$261,605
Accrued liabilities and other	506,996	559,463	374,446
Accrued compensation and related expenses	144,222	204,543	132,911
Current lease liabilities	281,837	275,154	254,443
Current income taxes payable	31,276	183,126	53,087
Unredeemed gift card liability	271,076	308,352	268,296
Other current liabilities	33,003	37,586	38,783
Total current liabilities	1,572,385	1,839,630	1,383,571
Non-current lease liabilities	1,424,945	1,300,637	1,147,631
Non-current income taxes payable	—	—	15,864
Deferred income tax liability	98,189	98,188	29,150
Other non-current liabilities	45,454	40,790	32,471
Stockholders' equity	4,289,570	4,324,047	4,219,808
Total liabilities and stockholders' equity	$7,430,543	$7,603,292	$6,828,495

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	First Quarter
	2025	2024
Cash flows from operating activities
Net income	$314,572	$321,421
Adjustments to reconcile net income to net cash provided by operating activities	(433,526)	(193,897)
Net cash (used in) provided by operating activities	(118,954)	127,524
Net cash used in investing activities	(106,842)	(131,537)
Net cash used in financing activities	(467,974)	(328,628)
Effect of foreign currency exchange rate changes on cash and cash equivalents	34,706	(10,658)
Decrease in cash and cash equivalents	(659,064)	(343,299)
Cash and cash equivalents, beginning of period	1,984,336	2,243,971
Cash and cash equivalents, end of period	$1,325,272	$1,900,672

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

Constant dollar changes
The below changes show the change compared to the corresponding period in the prior year. Due to the 53rd week in 2024, the below changes in comparable sales are calculated on a one week shifted basis such that the 13 weeks ended May 4, 2025 is compared to the 13 weeks ended May 5, 2024 rather than April 28, 2024.

	First Quarter 2025
Net Revenue	Change	Foreign exchange	Change in constant dollars
United States	2%	—%	2%
Canada	4	5	9
Mexico(1)	n/a	n/a	n/a
Americas	3	1	4

China Mainland	21	1	22
Rest of World	16	1	17
Total international	19	1	20

Total	7%	1%	8%

	First Quarter 2025
Comparable Sales (2)	Change	Foreign exchange	Change in constant dollars
Americas	(2)%	1%	(1)%

China Mainland	7	1	8
Rest of World	6	1	7
Total international	6	1	7

Total	1%	—%	1%
__________
(1)On September 10, 2024, the Company acquired the lululemon branded retail locations and operations run by a third party in Mexico. Wholesale sales to the third party by lululemon athletica canada inc. prior to the acquisition are disclosed as net revenue recognized within Canada.
(2)Comparable sales includes comparable company-operated store and e-commerce net revenue. Comparable company-operated stores have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable company-operated stores exclude stores which have been temporarily relocated for renovations or have been temporarily closed. Company-operated stores acquired as a result of the acquisition of the Mexico operations will be considered comparable beginning October 2025, after 12 full fiscal months of sales from the date of acquisition.

Expected net revenue increase excluding the 53rd week
The Company's fiscal year ends on the Sunday closest to January 31st of the following year, typically resulting in a 52-week year, but occasionally giving rise to an additional week, resulting in a 53-week year. Fiscal 2024 was a 53-week year while 2025 will be a 52-week year.

Fiscal 2025
Expected net revenue increase	5% to 7%
Impact of 53rd week	1% to 2%
Expected net revenue increase excluding the 53rd week (non-GAAP)	7% to 8%

lululemon athletica inc.
Company-operated Store Count and Square Footage(1)
Square footage expressed in thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
2nd Quarter 2024	711	11	1	721
3rd Quarter 2024	721	28	—	749
4th Quarter 2024	749	21	3	767
1st Quarter 2025	767	5	2	770

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter(2)	Gross Square Feet Lost During the Quarter(2)	Total Gross Square Feet at the End of the Quarter
2nd Quarter 2024	2,988	90	3	3,075
3rd Quarter 2024	3,075	156	—	3,231
4th Quarter 2024	3,231	153	12	3,372
1st Quarter 2025	3,372	50	7	3,415
 __________
(1)Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
(2)Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.